Exhibit 1.1

Sales Agency Financing Agreement

Sales Agency Financing Agreement (this “Agreement”), dated as of April 12, 2007 between WESTAR ENERGY, INC., a Kansas corporation (the “Company”), and BNY CAPITAL MARKETS, INC., a registered broker-dealer organized under the laws of New York (“BNYCMI”).

W I T N E S S E T H:

WHEREAS, the Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement Common Shares with an aggregate Sales Price of up to $100,000,000 upon the terms and subject to the conditions contained herein; and

WHEREAS, BNYCMI has been appointed by the Company as its agent to sell the Common Shares and agrees to use its commercially reasonable efforts to sell the Common Shares offered by the Company upon the terms and subject to the conditions contained herein.

NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 . Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Actual Sold Amount” means the number of Issuance Shares that BNYCMI has sold during the Selling Period.

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first- mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Time” means the time of sale of any Common Shares pursuant to this Agreement.

“Base Prospectus” has the meaning set forth in Section 3.01.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which BNYCMI shall have sold the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Article 7 and (z) the third anniversary of the date of this Agreement.

“Common Stock” shall mean the Company’s Common Stock, $5.00 par value per share.

“Common Shares” shall mean shares of the Company’s Common Stock issued or issuable pursuant to this Agreement.

“Controlling Persons” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” has the meaning set forth in Section 5.01(j)(viii).

“Floor Price” means the minimum price set by the Company in the Issuance Notice below which BNYCMI shall not sell Common Shares during the Selling Period, which may be adjusted by the Company at any time during the Selling Period and which in no event shall be less than $1.00 without the prior written consent of BNYCMI, which may be withheld in BNYCMI’s sole discretion.

“free writing prospectus” has the meaning set forth in Section 3.01.

“Indemnified Party” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 6.03.

“Issuance” means each occasion the Company elects to exercise its right to deliver an Issuance Notice requiring BNYCMI to use its commercially reasonable efforts to sell the Common Shares as specified in such Issuance Notice, subject to the terms and conditions of this Agreement.

“Issuance Amount” means the aggregate Sales Price of the Issuance Shares to be sold by BNYCMI with respect to any Issuance, which may not exceed $50,000,000 without the prior written consent of BNYCMI, which may be withheld in BNYCMI’s sole discretion.

“Issuance Date” means any Trading Day during the Commitment Period that an Issuance Notice is deemed delivered pursuant to Section 2.03(b) hereof.

“Issuance Notice” means a written notice to BNYCMI delivered in accordance with this Agreement in the form attached hereto as Exhibit A.

“Issuance Price” means the Sales Price less the Selling Commission.

“Issuance Shares” means all shares of Common Stock issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.

“Issuance Supplement” has the meaning set forth in Section 3.01.

“issuer free writing prospectus” “ has the meaning set forth in Section 3.01.

“KCC” has the meaning set forth in Section 5.01(j)(viii).

“Material Subsidiary” means Kansas Gas and Electric Company, a Kansas Corporation.

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of $100,000,000 (or, if less, the aggregate amount of Common Shares registered under the Registration Statement).

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Principal Market” means the New York Stock Exchange.

“Prospectus” has the meaning set forth in Section 3.01.

“Prospectus Supplement” has the meaning set forth in Section 3.01.

“Registration Statement” has the meaning set forth in Section 3.01.

“Sales Price” means the actual sale execution price of each Common Share sold by BNYCMI on the Principal Market hereunder in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties in other methods of sale.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Commission” means 1.0% of the Sales Price.

“Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) following the Trading Day on which an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof.

“Settlement Date” means the third (3rd) Trading Day immediately following the sale of any Issuance Shares pursuant to this Agreement.

“Subsidiary” means any Person (other than a natural person), at least a majority of the outstanding Voting Stock of which is owned by the Company, by one or more Subsidiaries or by the Company and one or more Subsidiaries.

“Trading Day” means any day which is a trading day on the New York Stock Exchange, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

ARTICLE 2

ISSUANCE AND SALE OF COMMON STOCK

Section 2.01 . Issuance. (a) Upon the terms and subject to the conditions of this Agreement, the Company may issue Common Shares through BNYCMI and BNYCMI shall use its commercially reasonable efforts to sell Common Shares, with an aggregate Sales Price of up to the Maximum Program Amount, based on and in accordance with such number of Issuance Notices as the Company shall choose to deliver during the Commitment Period until the aggregate Sales Price of the Common Shares sold under this Agreement equals the Maximum Program Amount or this Agreement is otherwise terminated. Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of an Issuance Notice, and unless the sale of the Issuance Shares described therein has been suspended or otherwise terminated in accordance with the terms of this Agreement, BNYCMI will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares up to the amount specified into the Principal Market, and otherwise in accordance with the terms of such Issuance Notice. BNYCMI will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the portion of the Actual Sold Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof. BNYCMI may sell Issuance Shares in the manner described in Section 2.01(b) herein. The Company acknowledges and agrees that (i) there can be no assurance that BNYCMI will be successful in selling Issuance Shares and (ii) BNYCMI will incur no liability or obligation to the Company or any other Person if it does not sell Issuance Shares for any reason other than a failure by BNYCMI to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01. In acting hereunder, BNYCMI will be acting as agent for the Company and not as principal.

(b) Method of Offer and Sale. The Common Shares may be offered and sold in (1) privately negotiated transactions (if and only if the parties hereto have so agreed in writing), or (2) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network. Nothing in this Agreement shall be deemed to require BNYCMI to agree to the method of offer and sale specified in clause (1) above, and BNYCMI may withhold its consent thereto in BNYCMI’s sole discretion.

(c) Issuances. Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) hereof during the Commitment Period on which the conditions set forth in Section 5.01 hereof have been satisfied, the Company may exercise an Issuance by the delivery of an Issuance Notice, executed by an authorized officer of the Company, to BNYCMI. The number of Issuance Shares that BNYCMI shall use its commercially reasonable efforts to sell pursuant to such Issuance shall have an aggregate Sales Price equal to the Issuance Amount. Each Issuance will be settled on the applicable Settlement Date following the Issuance Date.

Section 2.02 . Effectiveness. The effectiveness of this Agreement shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties hereto.

Section 2.03 . Mechanics of Issuances. (a) Issuance Notice. On any Trading Day during the Commitment Period, the Company may deliver an Issuance Notice to BNYCMI, subject to the satisfaction of the conditions set forth in Section 5.01; provided, however, that (1) the Issuance Amount for each Issuance as designated by the Company in the applicable Issuance Notice shall in no event exceed $50,000,000 without the prior written consent of BNYCMI, which may be withheld in BNYCMI’s sole discretion, and (2) notwithstanding anything in this Agreement to the contrary, BNYCMI shall have no further obligations with respect to any Issuance Notice if and to the extent the aggregate Sales Price of the Issuance Shares sold pursuant thereto, together with the aggregate Sales Price of the Common Shares previously sold under this Agreement, shall exceed the Maximum Program Amount.

(b) Delivery of Issuance Notice. An Issuance Notice shall be deemed delivered on the Trading Day that it is received by facsimile or otherwise (and the Company confirms such delivery by e-mail notice or by telephone (including voicemail message)) by BNYCMI. No Issuance Notice may be delivered other than on a Trading Day during the Commitment Period.

(c) Floor Price. BNYCMI shall not sell Common Shares below the Floor Price during any Selling Period and such Floor Price may be adjusted by the Company at any time during any Selling Period upon notice to BNYCMI and confirmation to the Company.

(d) Determination of Issuance Shares to be Sold. The number of Issuance Shares to be sold by BNYCMI with respect to any Issuance shall be the Actual Sold Amount during the Selling Period.

(e) Trading Guidelines. BNYCMI may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Stock for its own account while this Agreement is in effect provided that (i) no such purchase or sales shall take place while an Issuance Notice is in effect (except to the extent BNYCMI may engage in sales of Issuance Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity), (ii) in no circumstances shall BNYCMI have a short position in the Common Stock for its own account and (iii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by BNYCMI. In addition, the Company hereby acknowledges and agrees that BNYCMI’s affiliates may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time BNYCMI is acting as agent pursuant to this Agreement.

Section 2.04 . Settlements. Subject to the provisions of Article 5, on or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Issuance Shares being sold by crediting BNYCMI or its designee’s account at the Depository Trust Company through its Deposit Withdrawal Agent Commission System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Issuance Shares, which in all cases shall be freely tradable and transferable, BNYCMI will deliver the related Issuance Price in same day funds delivered to an account designated by the

Company prior to the Settlement Date. If the Company defaults in its obligation to deliver Issuance Shares on a Settlement Date, the Company agrees that it will (i) hold BNYCMI harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to BNYCMI any Selling Commission to which it would otherwise have been entitled absent such default.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, BNYCMI that as of the date hereof, each Issuance Date and each Settlement Date:

Section 3.01 . Registration. The Company has filed with the Commission a registration statement including a prospectus relating to the Common Stock and has filed with, or transmitted for filing to, or shall after the date of this Agreement file with or transmit for filing to, the Commission a prospectus supplement (the “Prospectus Supplement”) pursuant to Rule 424 under the Securities Act, specifically relating to the Issuance Shares. The term “Registration Statement” means the registration statement as amended to the Issuance Date including any additional registration statement filed by the Company pursuant to Rule 462(b). The term “Base Prospectus” means the prospectus included in the Registration Statement. The term “Prospectus” means the Base Prospectus together with the Prospectus Supplement and any pricing supplement relating to a particular issuance of Issuance Shares (each, an “Issuance Supplement”). The term “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act. The term “issuer free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act. As used herein, the terms “Registration Statement,” “Base Prospectus,” and “Prospectus” shall include, in each case, the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, Base Prospectus or Prospectus shall include all documents deemed to be incorporated by reference therein that are filed subsequent to the date of the Base Prospectus by the Company with the Commission pursuant to the Exchange Act.

Section 3.02 . Incorporated Documents. Each document filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Registration Statement or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the rules and regulations of the Commission thereunder.

Section 3.03 . Registration Statement; Prospectus; Free Writing Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined in Rule 404 under the Securities Act and has become effective; the Company has not received any notice from the Commission objecting to the use of the automatic shelf registration form; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission; the Company is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act and otherwise meets the requirements for the use of the Registration Statement form. Each of the Registration Statement and the Prospectus comply in all material respects with the Securities Act and the rules and regulations of the Commission. Each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus, as of its date, did not contain, or as amended or supplemented, if applicable, as of each Applicable Time and each Settlement Date will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing representations and warranties do not apply to statements or omissions in the Registration Statement or the Prospectus or any amendment or supplement thereto based upon information furnished to the Company in writing by BNYCMI expressly for use therein. The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not used, authorized, approved or referred to any offer relating to the Common Shares that would constitute a free writing prospectus other than any written communications furnished in advance to, and consented to by, BNYCMI. Any such free writing prospectus as of its issue date complied in all material respects with the requirements of the Securities Act and the rules and regulations thereunder and was filed with the Commission in accordance with the Securities Act (to the extent required pursuant to Rule 433(d) thereunder).

Section 3.04 . Changes. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus, as amended or supplemented, if applicable, as of such Issuance Date and Settlement Date, and as of each Applicable Time since the most recent Issuance Date.

Section 3.05 . No Conflicts. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene any provision of applicable law or the articles of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its consolidated subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its consolidated subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement except such as may be required by the securities or blue sky laws of the various states in connection with the offer and sale of the Issuance Shares.

Section 3.06 . No Defaults. Neither the Company nor any of its subsidiaries is (a) in violation of its articles of incorporation or by-laws (or similar organizational documents), (b) in default in the performance or observance of any obligation, covenant or condition contained in any contract or (c) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clause (b) or (c), to the extent such violation or default would not have a material adverse effect.

Section 3.07 . Legal Proceedings. There are no legal or governmental proceedings pending or threatened to which the Company or any of its consolidated subsidiaries is a party or to which any of the properties of the Company or any of its consolidated subsidiaries is subject that are required to be described in the Registration Statement and the Prospectus and are not so described or any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement and the Prospectus or to be filed or incorporated by reference as exhibits to the Registration Statement that are not described, filed or incorporated as required.

Section 3.08 . Consents. Each of the Company and its consolidated subsidiaries has all necessary consents, authorizations, approvals, orders, certificates, licenses and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Prospectus, except to the extent that the failure to obtain or file would not have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole.

Section 3.09 . Financial Statements. The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Registration Statement and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

Section 3.10 . Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.11 . Disclosure Controls. The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

Section 3.12 . Environmental Matters. To the Company’s knowledge and except as set forth in or contemplated in the Prospectus (exclusive of any amendment or supplement thereto), the Company and its Material Subsidiary have not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such liability would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole.

Section 3.13 . Pre-emptive; Registration Rights. The holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Issuance Shares; and, except as set forth in the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding and there are no outstanding securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares as described in this Agreement. No Person has the right, contractual or otherwise, to cause the Company to name such Person as a selling securityholder in the Registration Statement or the Prospectus. The Common Shares (in an amount up to the Maximum Program Amount) have been duly and validly authorized by all necessary corporate action on the part of the Company.

Section 3.14. Finder’s Fees. The Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby.

Section 3.15. Officer’s Certificate. Any certificate signed by any officer of the Company and delivered to BNYCMI or to counsel for BNYCMI in connection with an Issuance shall be deemed a representation and warranty by the Company to BNYCMI as to the matters covered thereby on the date of such certificate. Each delivery of an Issuance Notice and each delivery of Common Shares on a Settlement Date shall be deemed to be an affirmation to BNYCMI that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice or Settlement Date, as the case may be, as though made at and as of each such date and time.

ARTICLE 4

COVENANTS

The Company covenants and agrees during the term of this Agreement with BNYCMI as follows:

Section 4.01 . Registration Statement and Prospectus. (a) To furnish to BNYCMI, without charge, a copy of the Registration Statement and two signed copies of any post-effective amendment thereto specifically relating to the Issuance Shares (including exhibits thereto and documents incorporated therein by reference) and, during the period mentioned in Section 4.01(e) below, as many copies of the Prospectus, any documents incorporated therein by reference and any supplements and amendments thereto as BNYCMI may reasonably request.

(b) To prepare, with respect to Issuance Shares to be sold pursuant to this Agreement, an Issuance Supplement with respect to such Common Shares in a form previously approved by BNYCMI and to file such Issuance Supplement pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and to deliver such number of copies of each Issuance Supplement to each exchange or market on which such sales were effected, in each case unless delivery and filing of such an Issuance Supplement is not required by applicable law or by the rules and regulations of the Commission.

(c) To make no amendment or supplement to the Registration Statement or the Prospectus after the date of delivery of an Issuance Notice and prior to the related Settlement Date without providing BNYCMI prior notice thereof and a reasonable opportunity to review and comment thereon.

(d) To make no amendment or supplement to the Registration Statement or the Prospectus relating to the Common Shares without providing BNYCMI prior notice thereof and a reasonable opportunity to review and comment thereon.

(e) If, during such period after the first date of the public offering of the Issuance Shares during which in the opinion of counsel to BNYCMI the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is required by law to be delivered in connection with sales by BNYCMI, any event shall occur as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances existing at the time, not misleading, forthwith to prepare and furnish, at its expense, to BNYCMI on request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing at the time, be misleading.

Section 4.02 . Blue Sky. To endeavor to qualify the Common Shares for offer and sale under the securities or Blue Sky laws of such U.S. jurisdictions as BNYCMI shall reasonably request.

Section 4.03 . Rule 158. To make generally available to the Company’s security holders as soon as practicable an earnings statement covering the twelve month period beginning on the first day of the first fiscal quarter commencing after the date hereof, which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder (which may be accomplished by making generally available the Company’s financial statements in the manner provided for by Rule 158 of the Securities Act).

Section 4.04 . Stand Off Agreement. Without the written consent of BNYCMI, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than Common Shares hereunder), warrants or any rights to purchase or acquire, Common Stock during the period beginning on the first (1st) Trading Day immediately prior to the date on which any Issuance Notice is delivered to BNYCMI hereunder and ending on the first (1st) Trading Day immediately following the last Settlement Date with respect to Common Shares sold pursuant to such Issuance Notice; provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise of options pursuant to any employee or director stock option, restricted stock unit or benefit plan (including dividend reinvestment thereunder), stock purchase or ownership plan or dividend reinvestment plan (but not shares in excess of plan limits in effect on the date hereof without giving effect to any waiver thereof) of the Company, (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company’s Commission filings and (iii) Common Stock issuable as consideration in connection with acquisitions of business, assets or securities of other Persons.

Section 4.05 . Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares or (ii) sell, bid for or purchase the Common Shares, or pay anyone any compensation for soliciting purchases of the Common Shares other than BNYCMI.

Section 4.06. No Offer to Sell. Other than a free writing prospectus consented to in advance in writing by BNYCMI, the Company (including its agents and representatives, other than BNYCMI in its capacity as such) will not, directly or indirectly, use, authorize, approve or refer to any free writing prospectus relating to the Common Shares to be sold by BNYCMI hereunder.

ARTICLE 5

CONDITIONS TO DELIVERY OF ISSUANCE NOTICES AND TO SETTLEMENT

Section 5.01 . Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of BNYCMI to Sell Common Shares During the Selling Period(s). The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of BNYCMI to sell Common Shares during the applicable Selling Period is subject to the satisfaction, on the applicable Issuance Date and Settlement Date, of each of the following conditions:

(a) Effective Registration Statement and Authorizations. No stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus shall be in effect, and no proceedings for such purpose or pursuant to Section 8A of the Securities Act shall be pending before or threatened by the Commission, and there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business, properties or operations of the Company and its consolidated subsidiaries, taken as a whole, from that set forth in the Prospectus, that, in the judgment of BNYCMI, is material and adverse and that makes it, in the judgment of BNYCMI, impracticable or inadvisable to market the Issuance Shares on the terms and in the manner contemplated in the Prospectus.

(b) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in Article 3 hereof shall be true and correct as of each such Issuance Date and Settlement Date, as the case may be, as though made at such time.

(c) Performance by the Company. The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(e) No Suspension of Trading In or Delisting of Common Stock; Other Events. The trading of the Common Stock (including without limitation the Issuance Shares) shall not be suspended by the Commission, the Principal Market, the American Stock Exchange or the National Association of Securities Dealers, Inc. and the Common Shares (including without limitation the Issuance Shares) shall have been approved for listing on and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clauses (i) and (ii) below) any of the following: (i) if trading generally on the Principal Market has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the Principal Market, the American Stock Exchange, the National Association of Securities Dealers, Inc. or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general moratorium on commercial banking activities in New York declared by either federal or New York state authorities; or (iii) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the sole judgment of BNYCMI makes it impracticable or inadvisable to proceed with the sale of Common Shares of the Company.

(f) Comfort Letter. BNYCMI shall have received on or prior to each Issuance Date a letter dated as of or prior to such date (but in no event shall the date of such letter be prior to the filing date of the last periodic report of the Company which contained financial statements that are incorporated by reference into the Registration Statement and the Prospectus) in form and substance reasonably satisfactory to BNYCMI, from Deloitte & Touche LLP, independent registered public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information reviewed by them contained in or incorporated by reference in the Registration Statement and the Prospectus and each other firm of independent registered public accountants, if any, who audited or reviewed financial statements contained in or incorporated by reference in the Registration Statement and the Prospectus, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to such financial statements and financial information.

(g) Trading Cushion. The Selling Period for any previous Issuance Notice shall have expired.

(h) Maximum Issuance Amount. In no event may the Company issue an Issuance Notice to sell an Issuance Amount to the extent that (I) the sum of (x) the Sales Price of the requested Issuance Amount, plus (y) the aggregate Sales Price of all Common Shares issued under all previous Issuances effected pursuant to this Agreement, would exceed the Maximum Program Amount or (II) the requested Issuance Amount exceeds $50,000,000.

(i) [Reserved.]

(j) Opinion of General Counsel of the Company. BNYCMI shall have received on or prior to each Issuance Date an opinion of Larry D. Irick, Senior Vice President, General Counsel and Corporate Secretary of the Company (or another lawyer of the Company reasonably satisfactory to BNYCMI), dated as of or prior to such date (but in no event shall the date of such letter be prior to the filing date of the last periodic report (in the case of a Current Report on Form 8-K, where requested by BNYCMI in its reasonable discretion) of the Company incorporated by reference into the Registration Statement) to the effect that:

(i) each of the Company and the Material Subsidiary have been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Kansas and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (except where the failure to so qualify would not have a material adverse effect upon the business or financial condition of the Company and its subsidiaries, as a whole);

(ii) the Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable;

(iii) the Issuance Shares have been duly authorized by the Company, and when executed and delivered to BNYCMI or its designee and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable;

(iv) this Agreement has been duly authorized, executed and delivered by the Company;

(v) except as rights to indemnity and contribution under this Agreement may be limited under applicable law, the execution, delivery and performance of this Agreement by the Company and the issuance and sale of the Issuance Shares by the Company will not contravene any provision of applicable law of the United States (including laws relating specifically to electric utility companies and the electric utility industry), Kansas, or, to the best knowledge of such counsel, of any other state or jurisdiction of the United States, or the articles of incorporation or by-laws (or similar organizational document) of the Company or, to the best knowledge of such counsel, any material agreement or other material instrument binding upon the Company, and, except for such permits or similar authorizations required under the securities or Blue Sky laws of certain states or foreign jurisdictions (as to which such counsel is not called upon to express any opinion), no consent, approval or authorization of any governmental body or agency of the United States (except with respect to consents, approvals and authorizations relating specifically to the public utility companies or the utilities industry, as to which such counsel is not called upon to express any opinion), Kansas, or, to the best knowledge of such counsel, of any other state or jurisdiction of the United States or of any foreign jurisdiction is required for the performance by the Company of its obligations under this Agreement or the issuance and sale of the Issuance Shares by the Company;

(vi) each of the Company and the Material Subsidiary possesses valid franchises, certificates of convenience and authority, licenses and permits authorizing it to carry on the electric utility business in which it is engaged, except in the cases that the failure to possess such franchises, certificates, licenses or permits, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole, and neither the Company nor the Material Subsidiary has received any notice of proceedings relating to the revocation or modification of any such franchise, certificate of convenience and authority, license or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect, except as set forth in or contemplated in the Prospectus;

(vii) the statements (A) in Item 3 of the Company’s most recent Annual Report on Form 10-K incorporated by reference in the Prospectus, (B) in Part II, Item 1 under the caption “Legal Proceedings” of the Company’s most recent Quarterly Report on Form 10-Q, if any, incorporated by reference in the Prospectus and (C) in the Registration Statement in Item 15, insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings;

(viii) such counsel does not know of any legal or governmental proceeding pending or threatened (including, without limitation, any proceeding pending before the State Corporation Commission of the State of Kansas (“KCC”) or Federal Regulatory Energy Commission (“FERC”)) to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject which is required to be described in the Registration Statement or the Prospectus and is not so described, or of any contract, other document, public utility law or regulation which is required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required;

(ix) the Company has complied with K.S.A. § 66-125 with respect to the issuance of the Issuance Shares. No additional consent, approval, authorization, filing with or order of (a) FERC under the Federal Power Act, (b) the KCC or (c) to the knowledge of the Company, any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been obtained under the Securities Act and the Trust Indenture Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Issuance Shares by BNYCMI in the manner contemplated herein and in the Prospectus; and

(x) the statements in the Base Prospectus under “Description of Capital Stock—Common Stock,” insofar as such statements constitute a summary of the legal matters or documents referred to therein, fairly present the information called for with respect to such legal matters and documents.

Such counsel shall also state that no facts have come to his attention that lead him to believe (1) that the Registration Statement or any amendments thereto (except for the financial statements and other financial or related statistical data included or incorporated by reference therein or omitted therefrom, as to which such counsel is not called upon to express any belief), on the date on which it became effective or the date of filing of the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (2) that the Prospectus (except for the financial statements and other financial or related statistical data included or incorporated by reference therein or omitted therefrom, as to which such counsel is not called upon to express any belief), at the date it was filed with the Commission pursuant to Rule 424(b) under the Securities Act or as amended or supplemented, if applicable, as of the date of such opinion, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make statements therein, in the light of the circumstances under which they were made, not misleading; or (3) that the documents incorporated by reference in the Registration Statement and the Prospectus (except for the financial statements and other financial or related statistical data included or incorporated by reference therein or omitted therefrom, as to which such counsel is not called upon to express any belief), as of the dates they were filed with the Commission, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

With respect to the preceding paragraph, such counsel may state that his opinion and belief is based upon his participation in the preparation of the Registration Statement, the Prospectus (as amended or supplemented) and the documents incorporated therein by reference and review and discussion of the contents thereof, but is without independent check or verification except as specified.

In expressing his opinion as to questions of the law of jurisdictions other than the State of Kansas and the United States, such counsel may rely to the extent reasonable on such counsel as may be reasonably acceptable to counsel to BNYCMI. In addition, such counsel may reasonably rely as to questions of fact on certificates of responsible officers of the Company.

(k) Opinion of Special Counsel. BNYCMI shall have received on or prior to each Issuance Date an opinion of Davis Polk & Wardwell, special counsel for the Company, dated as of or prior to such date (but in no event shall the date of such letter be prior to the filing date of the last periodic report (in the case of a Current Report on Form 8-K, where requested by BNYCMI in its reasonable discretion) of the Company which are incorporated by reference into the Registration Statement), to the effect that:

(i) The Company is not, and after giving effect to the offering and sale of the Issuance Shares and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(ii) except as rights to indemnity and contribution under this Agreement may be limited under applicable law, the execution and delivery by the Company of, and the performance by the Company of its obligations under this Agreement and the issuance and sale of the Issuance Shares, will not contravene any provision of applicable law of the United States (except with respect to laws relating specifically to public utility companies or the utilities industry, as to which such counsel is not called upon to express any opinion) or New York, and, except for such permits or similar authorizations required under the securities or Blue Sky laws of certain states or foreign jurisdictions (as to which such counsel is not called upon to express any opinion), no consent, approval or authorization of any governmental body or agency of the United States (except with respect to consents, approvals and authorizations relating specifically to public utility companies or the utilities industry, as to which such counsel is not called upon to express any opinion) or New York is required for the performance by the Company of its obligations under this Agreement and the issuance and sale of the Issuance Shares; and

(iii) the statements in the Base Prospectus under “Plan of Distribution,” insofar as such statements constitute a summary of the legal matters or documents referred to therein, fairly present the information called for with respect to such legal matters and documents.

Such counsel shall also state that (1) the Registration Statement and the Prospectus (except for financial statements and other financial or related statistical data included or incorporated by reference therein, as to which such counsel is not called upon to express any belief) appear on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder and (2) no facts have come to the attention of such counsel that lead them to believe that (A) the Registration Statement or any amendment thereto (except for financial statements and other financial or related statistical data included or incorporated by reference therein, as to which such counsel is not called upon to express any belief) on the date on which it became effective or the date of filing of the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Prospectus (except for financial statements and other financial or related statistical data included or incorporated by reference therein, as to which such counsel is not called upon to express any belief), at the date it was filed with the Commission pursuant to Rule 424(b) under the Securities Act or as amended or supplemented, if applicable, as of the date of such opinion, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make statements therein, in the light of the circumstances under which they are made, not misleading.

With respect to the preceding paragraph, Davis Polk & Wardwell may state that their opinion and belief is based upon their participation in the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto (but not including documents incorporated therein by reference) and review and discussion of the contents thereof (including documents incorporated therein by reference), but is without independent check or verification except as specified.

(l) Officers’ Certificate. BNYCMI shall have received, on the Issuance Date and each Settlement Date, a certificate, dated as of such date and signed by an authorized officer of the Company, in his capacity as such and not in his individual capacity, to the effect that the representations and warranties of the Company contained herein are true and correct as of such date, and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder on or prior to such date.

(m) Other Documents. Prior to each Issuance Date and Settlement Date, BNYCMI and its counsel shall have been furnished with such documents as they may reasonably require to pass upon the issuance and sale of the Common Shares as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Common Shares as herein contemplated shall be reasonably satisfactory in form and substance to BNYCMI and its counsel.

Section 5.02 . Suspension of Sales. The Company or BNYCMI may, upon notice to the other party in writing or by telephone (confirmed immediately by verifiable facsimile transmission), suspend any sale of Issuance Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party’s obligations with respect to any Issuance Shares sold hereunder prior to the receipt of such notice. The Company agrees that no such notice shall be effective against BNYCMI unless it is made to one of the individuals named on Schedule 1 hereto, as such Schedule may be amended from time to time. BNYCMI agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule 1 annexed hereto, as such Schedule may be amended from time to time.

ARTICLE 6

INDEMNIFICATION AND CONTRIBUTION

Section 6.01 . Indemnification and Contribution. The Company agrees to indemnify and hold harmless BNYCMI, its officers, directors, employees and agents, and each Person, if any, who controls BNYCMI within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents (collectively, the “Controlling Persons”), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which BNYCMI, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any issuer free writing prospectus that the Company has filed or is required to file under Rule 433(d) under the Securities Act or the Prospectus (as amended or supplemented), or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance upon and in conformity with information related to BNYCMI or its plan of distribution furnished in writing to the Company by BNYCMI expressly for use therein.

Section 6.02 Indemnification by BNYCMI. BNYCMI agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents, from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any issuer free writing prospectus that the Company has filed or is required to file under Rule 433(d) under the Securities Act or the Prospectus (as amended or supplemented), or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information related to BNYCMI or its plan of distribution furnished to the Company by BNYCMI expressly for use therein.

Section 6.03 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action. In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Sections 6.01 or 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the

Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.

Section 6.04 Contribution. If for any reason the indemnification provided for in this Article 6 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company, on the one hand, and BNYCMI, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and BNYCMI on the other hand from the offering of the Common Shares to which such losses, claims, damages or liabilities relate. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of BNYCMI in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and by BNYCMI, on the other, shall be deemed to be in the same proportion as the total net proceeds from the sale of Common Shares (before deducting expenses) received by the Company bear to the total commissions received by BNYCMI in respect thereof. The relative fault of the Company, on the one hand, and of BNYCMI, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on one hand or by BNYCMI on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and BNYCMI agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.04, BNYCMI shall in no event be required to contribute any amount in excess of the commissions received by it under this Agreement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04 each officer, director, employee and agent of BNYCMI, and each Controlling Person, shall have the same rights to contribution as BNYCMI, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The obligations of the Company and BNYCMI under this Article 6 shall be in addition to any liability that the Company and BNYCMI may otherwise have.

ARTICLE 7

TERMINATION

Section 7.01 . Term. Subject to the provisions of this Article 7, the term of this Agreement shall run until the end of the Commitment Period.

Section 7.02 . Termination by BNYCMI. BNYCMI may terminate the right of the Company to effect any Issuances under this Agreement upon one (1) Trading Day’s notice if any of the following events shall occur:

(a) The Company or the Material Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

(b) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or the Material Subsidiary;

(c) The Company shall fail to maintain the listing of the Common Stock on the Principal Market;

(d) Since the later of the date on which the Registration Statement has become effective and the date of filing of the most recent Annual Report on Form 10-K, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole; or

(e) BNYCMI shall have given thirty (30) days’ notice of its election to terminate this Agreement, in its sole discretion, at any time.

Section 7.03 . Termination by the Company. The Company shall have the right, by giving thirty (30) days’ notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. After delivery of such notice, the Company shall no longer have any right to deliver any Issuance Notices hereunder.

Section 7.04 . Liability; Provisions that Survive Termination. If this Agreement is terminated pursuant to this Article 7, such termination shall be without liability of any party to any other party except as provided in Section 9.02 and for the Company’s obligations in respect of all prior Issuance Notices, and provided further that in any case the provisions of Article 6, Article 8 and Article 9 shall survive termination of this Agreement without limitation.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY

All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of BNYCMI and its officers, directors, employees and agents and any Controlling Persons, (ii) delivery and acceptance of the Common Shares and payment therefor or (iii) any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01 . Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the date hereof, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall consult with BNYCMI prior to making such disclosures, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties. No party hereto shall issue thereafter any press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties.

Section 9.02 . Expenses. The Company covenants and agrees with BNYCMI that the Company shall pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any Issuance Supplement and all other amendments and supplements thereto and the mailing and delivering of copies thereof to BNYCMI and the Principal Market; (ii) BNYCMI’s reasonable documented out-of-pocket expenses, including the reasonable fees, disbursements and expenses of counsel for BNYCMI

(including in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof and in connection with preparing any blue sky survey), in connection with this Agreement and the Registration Statement and any Issuances hereunder and ongoing services in connection with the transactions contemplated hereunder which fees, disbursements and expenses shall not exceed $75,000 in the aggregate; (iii) the cost (other than those expenses described in clause (ii) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, purchase, sale and delivery of the Common Shares; (iv) all filing fees and expenses (other than those expenses described in clause (ii) above) in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof; (v) the cost of preparing the Common Shares; (vi) the fees and expenses of any transfer agent of the Company; (vii) the cost of providing any CUSIP or other identification numbers for the Common Shares; (viii) the fees and expenses incurred in connection with the listing or qualification of the Common Shares on the Principal Markets and any filing fees incident to any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Common Shares in connection with this Agreement and the Registration Statement (including the reasonable fees, disbursements and expenses of counsel for BNYCMI), and (ix) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section.

Section 9.03 . Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: Westar Energy, Inc., 818 South Kansas Avenue, Topeka, Kansas 66612, Attention: General Counsel; and (ii) if to BNYCMI, BNY Capital Markets, Inc., One Wall St. (17th Floor), New York, New York 10286, Attention: Alexander Lange, Facsimile No.: 212-635-6522, with a copy (which shall not constitute notice) to: Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, Attention: Ronald A. Fleming, Jr., Facsimile No.: 212-298-9931. Except as set forth in Section 5.02, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.

Section 9.04 . Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

Section 9.05 . Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 9.06 . No Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or BNYCMI. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and, to the extent provided in Article 6, the controlling persons, officers, directors, employees and agents referred to in Article 6. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article 6 or elsewhere in this Agreement.

Section 9.07 . Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.08 . Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

Section 9.09 . Titles and Headings. Titles, captions and headings of the sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

Section 9.10 . Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9.11 . Waiver of Jury Trial. The Company and BNYCMI each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

Section 9.12 . Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

Section 9.13 . Adjustments for Stock Splits, Etc. The parties acknowledge and agree that share related numbers contained in this Agreement (including the minimum Floor Price) shall be equitably adjusted to reflect stock splits, stock dividends, reverse stock splits, combinations and similar events.

Section 9.14 . No Fiduciary Duty. The Company acknowledges and agrees that BNYCMI is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Common Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person and will not claim that BNYCMI is acting in such capacity in connection with the offering of the Common Shares contemplated hereby. Additionally, BNYCMI is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the offering of Common Shares contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and BNYCMI shall have no responsibility or liability to the Company with respect thereto. Any review by BNYCMI of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of BNYCMI and shall not be on behalf of the Company

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

WESTAR ENERGY, INC.

/s/ Anthony D. Somma
Name:	Anthony D. Somma
Title:	Treasurer

BNY CAPITAL MARKETS, INC.

/s/ Daniel C. de Menocal, Jr.
Name:	Daniel C. de Menocal, Jr.
Title:	Managing Director

EXHIBIT A

ISSUANCE NOTICE

                    , 20

BNY Capital Markets, Inc.

One Wall Street, (17th Floor)

New York, NY 10286

Attn: Alexander Lange

Reference is made to the Sales Agency Financing Agreement between WESTAR ENERGY, INC. (the “Company”) and BNY Capital Markets, Inc. dated as of April 12, 2007. The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to Section 2.03(b)):

Number of Days in Selling Period:	_______________

First Date of Selling Period:	_______________

Last Date of Selling Period:	_______________

Settlement Date:	_______________

Issuance Amount: $	$_______________

Floor Price Limitation (Adjustable by Company during the Selling Period, and in no event less than $1.00 without the prior written consent of BNYCMI, which consent may be withheld in BNYCMI’s sole discretion): $              per share

Comments:

WESTAR ENERGY, INC.

By:
Name:
Title: Authorized Signatory

A-1

SCHEDULE 1

BNYCMI

Daniel C. de Menocal, Jr., Managing Director

Alexander C. Lange, Vice President

The Company

Anthony D. Somma, Treasurer

Mark A. Ruelle, Chief Financial Officer

James S. Haines, Jr., Chief Executive Officer

S-1